Exhibit 14.1

Community First Bankshares

Code of Ethics and Business Conduct

I.                 GENERAL STATEMENT OF BUSINESS PHILOSOPHY

The commitment to excellence is fundamental to the philosophy of Community First Bankshares. This commitment to excellence means that employees share a common set of objectives and benefit from the achievement of those objectives.

One essential objective is our conviction to uphold ethical standards in all our corporate activities. These standards apply to all the company’s activities in every market that it serves. The purpose of this Code of Conduct is to strengthen the Company’s ethical climate and to provide basic guidelines for situations in which ethical issues arise.

We strive to do business with customers and suppliers of sound business character and reputation. We do not knowingly support any public or private organization which espouses discriminatory policies or practices. We expect all our employees to perform their work with honesty, truthfulness and integrity.

It is the policy of the Company to comply with all applicable laws, including, without limitation, employment, discrimination, health, safety, antitrust, securities and environmental laws. No director, officer, executive or manager of the Company has authority to violate any law or to direct another employee or any other person to violate any law on behalf of the Company.

Each employee and non-employee director of the Company is, and will be held, responsible for the observance of this Code of Conduct. If any employee has questions about any section of this Code of Conduct, he or she should direct all questions to his or her immediate supervisor, Human Resources, or the Legal Department. If an employee becomes aware that another employee has violated this Code of Conduct, he or she is obligated to report it in accordance with procedures set forth below. No one has the authority to retaliate against an employee who reports a possible violation. Failure to comply with any of the provisions of this Code of Conduct subjects the employee to disciplinary measures up to and including termination.

II.    POLICIES AND PRACTICES

A. Conflicts of Interest

A conflict of interest may arise in any situation in which an employee’s loyalties are divided between business interests that, to some degree, are incompatible with the interests of the Company. All such conflicts should be avoided. The Company demands absolute integrity from all its employees and will not tolerate any conduct that falls short of that standard. The Company expects that no employee will knowingly place himself or herself in a position that would have the appearance of being, or could be construed to be, in conflict with the interests of the Company. Some of the more sensitive areas of conflicts of interest and the Company’s related guidelines are as follows:

1. Accepting Gifts and Entertainment

The Company’s aim is to deter givers of gifts from seeking or receiving special favors from Company employees. (For guidelines concerning the giving of gifts to, or entertainment of, customers and others by Company employees, employees are referred to paragraph E., below) Accepting any gift of more than nominal value or entertainment that is more than a routine social amenity can appear to be an attempt to influence the recipient into favoring a particular customer, vendor, consultant or the like. To avoid the reality and the appearance of improper relations with current or prospective customers, vendors and consultants, employees should observe the following guidelines when deciding whether or not to accept gifts or entertainment:

a.     Gifts

Gifts such as merchandise or products, as well as personal services or favors may not be accepted unless they have a value of less than $50. This dollar limit is intended to serve as a guideline, and employees are urged to consult with the General Counsel before accepting any gifts of more than nominal value. Gifts of any amount may never be solicited. A gift of cash or securities may never be accepted.

b.     Entertainment

Normal business entertainment such as lunch, dinner, theater, a sporting event, and the like, is appropriate if of a reasonable nature and in the course of a meeting or another occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations. All such entertainment should be reported (in advance, if practical) by the employee to his or her supervisor. No employee may accept tickets or invitations to entertainment when the prospective host will not be present at the event with the employee.

2.     Outside Activities

It is the policy of the Company that no employee is to have a “free-lancer or “moonlighting” activity that will materially encroach on the time or attention which should be devoted to the employee’s duties; adversely affect the quality of work performed; compete with the Company’s activities; imply sponsorship or support by the Company of the outside employment or organization; or adversely affect the good name of the Company. Employees who free-lance or moonlight may not use Company time, facilities, resources, or supplies for such work.

3. Interests in Other Businesses

Unless approved in advance by an employee’s supervisor, neither an employee nor his or her spouse, domestic partner, or any other member of the employee’s immediate family may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in a competitor, or in a customer or supplier if that employee or his or her subordinates deal directly or indirectly with that customer or supplier in the course of his or her job with the Company. An investment or ownership of a nominal interest in a company which securities are listed on a national securities exchange is not considered improper.

4. Use of Company Property and Information

All employees are responsible for the proper use of the Company’s physical resources and property, as well as its proprietary and other confidential information. Unless otherwise prohibited by an employee’s supervisor, reasonable incidental use of a Company telephone, computer or other equipment is permitted.

a.               Company Property and Facilities

Company property, facilities or physical resources may not be used for solicitation or distribution activities which are not related to an employee’s services to the Company, except for charitable activities that have been approved in writing in advance by the Company. Employees may not solicit any other employee during working time, nor may employees distribute literature in work areas at any time. Under no circumstances may an employee disturb the work of others to solicit or distribute literature to them during their working time. Persons not employed by the Company may not solicit Company employees for any purposes on Company premises.

Any employee found to be engaging in, or attempting, theft of any property of the Company, including documents, equipment, intellectual property, personal property of other employees, cash or any other items of value will be liable to immediate summary dismissal and possible criminal proceedings against them. All employees have a responsibility to report any theft or attempted theft to the Company’s management.

b.             Company Proprietary and Other Confidential Information

The Company operates in many different and extremely competitive markets. Every employee should be aware that in any competitive environment, proprietary information and trade secrets must be safeguarded in the same way that all other important Company assets are protected. Information concerning pricing, products and services that are being developed, and other such trade secrets, including information pertaining to any prospective Company acquisition or divestiture, must be held in the strictest confidence, and reasonable prudence and care should be exercised in dealing with such information in order to avoid inadvertent inappropriate disclosure. This information must not be used in any way other than as required in performing employment duties. All files, records and reports acquired or created in the course of employment are the property of the Company. Originals or copies of such documents may be removed from the Company’s offices for the sole purpose of performing the employee’s duties to the Company and must be returned at any time upon request. Employees must also abide by the provisions of the Company’s Privacy and Information Security Policies.

c.              Trademarks, Service Marks and Copyrights

Trademarks and service marks - words, slogans, symbols, logos or other devices used to identify a particular source of goods or services - are important business tools and valuable assets which require care in their use and treatment. No employee may negotiate or enter into any agreement respecting the Company’s trademarks, service marks or logos without first consulting the Legal Department. The Company also respects the trademark rights of others and any proposed name of a new product, financial instrument or service intended to be sold or rendered to customers must be submitted to the Legal Department for clearance prior to its adoption and use. Similarly, using the trademark or service mark of another company, even one with whom our Company has a business relationship, always requires clearance or approval by our Legal Department, to ensure that the use of that other Company’s mark is proper.

Employees must avoid the unauthorized use of copyrighted materials of others and should confer with the Legal Department if they have any questions regarding the permissibility of photocopying, excerpting, electronically copying or otherwise using copyrighted materials. In addition, simply because material is available for copying, such as matter downloaded from the Internet, does not mean that it is automatically permissible to copy or recirculate (by, for example, email or posting to an intranet facility). All copies of work that is authorized to be made available for ultimate distribution to the public, including all machine readable works such as computer software, must bear the prescribed form of copyright notice.

The Company is legally entitled to all rights in ideas, inventions and works of authorship relating to its business that are made by employees during the scope of their employment with the Company or using the resources of the Company (“Employee Developments”). As a condition of employment, employees are required to promptly disclose all Employee Ideas to their supervisor, and to execute the necessary documentation to transfer all Employee Developments to Community First Bankshares to evidence their ownership, or to obtain legal protection for them.

5. Company Political Involvement

Employees are free to exercise the right to make political contributions within legal limits, unless such a contribution is otherwise prohibited by other policies of the Company. The Company will not reimburse any employee for political contributions, and employees should not attempt to receive or facilitate such reimbursements. Generally, no contribution may be made with the expectation of favorable government treatment in return. In any event, all contributions, by whomever made, are subject to a series of complex and sometimes inconsistent sets of rules governing, among other things, the amount of, and manner in which, contributions may be made. Any questions about compliance should be directed to the Legal Department. In addition, any political activity or contribution by an employee which might appear to constitute an endorsement or contribution by the Company must be approved in advance by the Legal Department.

B.    Securities Laws

Employees may not trade in (or even recommend) Company stock based on inside information. “Insider trading” is the purchase or sale of a publicly traded security while in possession of important non-public information about the issuer of the security. Such information includes, for example, non-public information on Company earnings, significant gains or losses of business, or the hiring, firing or resignation of a Director or Officer of the Company. Insider trading, as well as “tipping”, which is communicating such information tQ anyone who might use it to purchase or sell securities, are prohibited by the securities laws .~hen in doubt, information obtained as an employee of the Company should be presumed to be important and not public.

Officers and directors of the Company are also prohibited from trading in Company stock during any period in which participants in the Company’s retirement plans could not engage in a similar type of transaction.

Employees who have questions pertaining to the sale or purchase of a security under circumstances that might involve confidential information or securities laws should consult with the Chief Financial Officer or General Counsel. The General Counsel may refer individuals to their personal attorneys.

C.    Antitrust Laws

The federal government and most state governments have enacted antitrust or “competition” laws. These laws prohibit “restraints of trade”, which is certain conduct involving competitors, customers or suppliers in the marketplace. Their purpose is to ensure that markets for goods and services operate competitively and efficiently, so that customers enjoy the benefit of open competition among their suppliers and sellers similarly benefit from competition among their purchasers. In the United States and some other jurisdictions, violations of the antitrust laws can lead to substantial civil liability - triple the actual economic damages to a plaintiff. Moreover, violations of the antitrust laws are often treated as criminal acts that can result in felony convictions of both corporations and individuals.

Strict compliance with antitrust and competition laws is essential. These laws are very complex. Some types of conduct are always illegal under the antitrust laws of the Untied States and many states. Employees and other representatives of the Company must be alert to avoid even the appearance of such conduct. These are:

1.     Agreements with competitors:

•                  to set prices or any other economic terms of the sale, purchase or license of goods or services, to use a common method of setting prices, or to set any conditions of sale or purchase;

•              on any terms of a bid or whether or not to bid;

•                  to allocate or limit customers, geographic territories, products or services, or not to solicit business from each other in one or more ways;

•                 not to do business with (to “boycott”) one or more customers, suppliers, licensors or licensees; and

•                  to limit production volume or research and development, to refrain from certain types of selling or marketing of goods or services, or to limit or standardize the features of products or services.

2.     Agreements with customers or licensees on the minimum resale price or price levels of the Company’s goods or services.

Other activities are not absolutely illegal, but will be legal in some market situations and illegal in others. Some of these types of conduct involve agreements with third parties such as competitors, customers, suppliers, licensees or licensors. Others involve unilateral actions that may result in claims that the Company has monopolized or attempted to monopolize a market. These types of conduct are described below:

•                       ‘Predatory” pricing, or pricing below some level of cost, with the effect of driving at least some competition from the market;

•                 Exclusive dealing arrangements that require customers or licensees not to deal in the goods or services of the Company’s competitor;

•                       Reciprocal purchase agreements that condition the purchase of a product on the seller’s agreement to buy products from the other party;

•                       ‘Tying” arrangements, in which a seller conditions its agreement to sell a product or service that the buyer wants on the buyer’s agreement to purchase a second product that the buyer would prefer not to buy or to buy elsewhere on better terms;

•                       Bundling” or market share discounts in which the final price depends on the customer’s purchase of multiple products or on allocating a specified percentage of its total purchases to the Company’s products;

•                 “Price discrimination,” or selling to different purchasers of the Company’s products at different prices or on other different economic terms of the purchase, or offering different promotional allowances or services in connection with the customer’s resale of the products, without complying with the specific exceptions permitted under the law; and

•                 Agreements with customers or licensees on the maximum resale price or price levels of the Company’s goods or services.

This Code of Conduct is not intended as a comprehensive review of the antitrust laws, and is not a substitute for expert advice. If any employee has questions concerning a specific situation, he or she should contact the Legal Department before taking action.

D. Relationships with Public Officials

Some employees do business with federal, state or local government agencies. All employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies. Such employees must also conduct themselves in a manner that avoids any dealings which might be perceived as attempts to influence public officials in the performance of their official duties.

E. Bribery, Kickback and Fraud

No funds or assets of the Company shall be paid, loaned or otherwise disbursed as bribes, “kickbacks”, or other payments designed to influence or compromise the conduct of the recipient; and no employee of the Company shall accept any funds or other assets (including those provided as preferential treatment to the employee for fulfilling their responsibilities), for assisting in obtaining business or for securing special concessions from the Company.

Company employees should conduct their business affairs in such a manner that the Company’s reputation will not be impugned if the details of their dealings should become a matter of public discussion. Employees must not engage in any activity, which degrades the reputation or integrity of the Company.

To illustrate the strict ethical standard the Company expects every employee to maintain, the following conduct is expressly prohibited:

•                 Payment or receipt of money, gifts, loans or other favors which may tend to influence business decisions or compromise independent judgment;

•                 Payment or receipt of rebates or “kickbacks” for obtaining business for or from the Company;

•                     Payment of bribes to government officials to obtain favorable rulings; and

•                     Any other activity that would similarly degrade the reputation or integrity of the Company.

Any employee found to be receiving, accepting or condoning a bribe, kickback, or other unlawful payment, or attempting to initiate such activities, will be liable to termination and possible criminal proceedings against them. Any employee found to be attempting fraud or engaging in fraud will be liable to termination and possible criminal proceedings against them. All employees have a responsibility to report any actual or attempted bribery, kickback or fraud to the Company.

F. USA Patriot Act

The United States government implemented the USA Patriot Act and other regulations to further various foreign policy and national security objectives. Employees must abide by all regulations that the United States has adopted in handling accounts and transactions, whether they apply to foreign countries, political organizations or particular foreign individuals and entities. Inquires regarding whether a transaction on behalf of the Company complies with applicable regulation should be referred to the Compliance Department or the Legal Department.

G. Books and Records

All employees with supervisory duties should establish and implement appropriate internal accounting controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its financial records and reports. The Company has adopted controls in accordance with internal needs and the requirements of applicable laws and regulations. These established accounting practices and procedures must be followed to assure the complete and accurate recording of all transactions. All staff, within their areas of responsibility, are expected to adhere to these procedures, as directed by appropriate Company officers.

Any accounting adjustments that materially depart from GAAP must be approved by the audit committee and reported to the Company’s independent auditors. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the audit committee and the Company’s independent auditors.

No employee or non-employee director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

If an employee becomes aware of any improper transaction or accounting practice concerning the resources of the Company, he or she should report the matter immediately to his or her supervisor or to a member of the audit committee. Employees may also file a confidential, anonymous complaint with Ethics • point (www.ethicspoint.com) if they have information regarding questionable accounting or auditing matters. There will be no retaliation against employees who disclose questionable accounting or auditing matters.

H. Employment Policies

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. It is the Company’s policy to ensure equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, disability, or any other status protected by law. The Company’s Sexual and Other Harassment Policy is contained in the employee handbook.

It is the Company’s policy to comply with all applicable wage and hour laws and other statutes regulating the employer-employee relationship and the workplace environment. To the extent the Company deals with labor unions, it is illegal under federal and state law for the Company or any of its employees or agents to pay to or receive anything of value from any labor organization.

No Company employee may interfere with or retaliate against another employee who seeks to invoke his or her rights under the laws governing labor and employee relations. If any employee has any questions about the laws or Company policies governing labor and employee relations matters, he or she should consult the divisional intranet or employee handbook or contact the Human Resources Department, or the Legal Department.

The Company is committed to providing a safe workplace for all employees. In addition, several laws and regulations impose responsibility on the Company to safeguard against safety and health hazards. For that reason, and to protect the safety of themselves and others, employees and other persons who are present at Company facilities are required to follow carefully all safety instructions and procedures that the Company adopts. Questions about possible health and safety hazards at any Company facility should be directed immediately to the employee’s supervisor.

I.                Employee Financial Matters

All employees are expected to conduct their own personal financial affairs in a responsible manner. Overdrafts on personal or family business checking accounts are considered unauthorized loans by bank examiners and may result in disciplinary action, up to including termination. The Company’s Employee Overdraft Policy is included in the employee handbook.

Employees must not accept bequests or legacies from customers of the Company under a will or trust, other than a relative or person who has never dealt with the employee as a Company representative. Employees may not accept any appointment as an executor, administrator, guardian, trustee or any similar fiduciary capacity without the prior written approval of their supervisor. This restriction does not apply to appointments resulting from close family or other personal relationships provided the duties required will not interfere with the proper performance of duties on behalf of the Company.

J. Computer, E-mail and Internet Policies

Every employee is responsible for using the Company’s information systems, including, without limitation, its electronic mail (E-mail) system, voice mail system and the Internet (collectively, the “Information Systems”), properly and in accordance with Company policies. The Company’s Information Security Policy is contained on the Company intranet. Any questions about these policies should be addressed to the employee’s immediate supervisor or the Chief Information Officer. Employees should be aware of, among other matters, the following:

1. The Computer System 15 Company Property

The computers that employees are provided or have access to for work and the E- mail system are the property of the Company and have been provided for use in conducting Company business. All communications and information transmitted by, received from, created or stored in its Information Systems (whether through word processing programs, E-Mail, voice mail the Internet or otherwise) are Company records and property of the Company.

2.     No Expectation of Privacy

The Company has the right, but not the duty, for any reason and without the permission of any employee, to monitor any and all of the aspects of its Information Systems, including, without limitation, reviewing documents created and stored on its Information Systems, deleting any matter stored in its system, monitoring sites visited by employees on the Internet, monitoring chat and news groups, reviewing material downloaded or uploaded by users from the Internet, and reviewing E-Mail and voice mail sent and received by users. Employees should not have an expectation of privacy in anything they create, store, send or receive on any Information Systems.

3. Professional Use of Information Systems Required; Other Policies Apply

Employees are reminded to be courteous to other users of the system and always to conduct themselves in a professional manner. The Company’s policies against discrimination and harassment (sexual or otherwise) apply fully to the Company’s Information Systems, and any violation of those policies is grounds for discipline up to and including discharge.

4. Offensive and Inappropriate Material; Illegal Activities

Company policies prohibit using the Company’s Information Systems to send or receive messages or files that are illegal, sexually explicit, abusive, offensive or profane.

5. Solicitations

The Company’s Information Systems may not be used to solicit for religious or political causes, commercial enterprises, outside organizations, or other activities not related to an employee’s services to the Company.

6. Copyrights and Trademarks

The Company’s Information Systems may not be used to send (upload) or receive (download) copyrighted materials, trade secrets, proprietary financial information, or similar materials.

K. Document Retention

The space available for the storage of Company documents, both on paper and electronic, is limited and expensive. Therefore, periodic discarding of documents is necessary. On the other hand, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should consult the Company Records Retention Policy. Employees who are unsure about the need to keep particular documents should consult with their supervisor, so that a judgment can be made as to the likelihood that the documents will be needed.

Whenever it becomes apparent that documents of any type will be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the Legal Department.

III. COMPLIANCE WITH THE CODE OF ETHICS AND BUSINESS CONDUCT

All employees have a responsibility to understand and follow the Code of Conduct. In addition, all employees are expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code of Conduct. A violation of this Code of Conduct may result in appropriate disciplinary action including the possible termination from employment with the Company, without additional warning.

The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. In addition, each officer and supervisory employee of the Company has an obligation to annually certify that he or she has read and reviewed this Code of Conduct with his or her subordinates, and every employee must certify that he or she has read this Code of Conduct and to the best of his or her knowledge is in compliance with all its provisions.

The Code of Conduct reflects general principles to guide employees in making ethical decisions and cannot and is not intended to address every specific situation. As such, nothing in this Code of Conduct prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. The Code of Conduct is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this document creates any employment contract between the Company and any of its employees.

The Board of Directors of Community First Bankshares has the exclusive responsibility for the final interpretation of the Code of Conduct. The Code of Conduct may be revised, changed or amended at any time by the Board of Directors of Community First Bankshares.

IV.   REPORTING SUSPECTED NON-COMPLIANCE

A. General Policy

To assist in the administration of the Code of Conduct, the Company has designated the position of General Counsel to oversee compliance. As part of its commitment to ethical and legal conduct, the Company expects its employees to bring to the attention of the General Counsel, or any of the people he or she designates, information about suspected violations of this Code of Conduct or of law by any Company employee or agent. Employees who have information about suspected improper accounting or auditing matters should bring it to the attention of their supervisors and/or a member of the audit committee, or submit an anonymous complaint. Employees are required to come forward with any such information, without regard to the identity or position of the suspected offender. The Company will treat the information in a confidential manner (consistent with appropriate evaluation and investigation) and will seek to ensure that no acts of retribution or retaliation will be taken against anyone for making a report.

Because failure to report criminal activity can itself be understood to condone the crime, we emphasize the importance of reporting. Failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.

B. Complaint Procedure

Notification of Complaint - Information about known or suspected violations by any employee or agent should be reported promptly. Whenever practical an employee should do so in writing.

Investigation - Reports of violations will be investigated under the General Counsel’s supervision, as he or she finds appropriate. Employees are expected to cooperate in the investigation of reported violations.

Confidentiality - The General Counsel will not, to the extent practical and appropriate under the circumstances to protect the privacy of the persons involved, disclose the identity of anyone who reports a suspected violation or who participates in the investigation. Employees should be aware that the General Counsel, and those assisting him or her are obligated to act in the best interests of the Company, and do not act as personal representatives or lawyers for employees.

Protection Against Retaliation - Retaliation in any form against an individual who reports a violation of this Code of Conduct or of law, even if the report is mistaken, or who assists in the investigation of a reported violation, is itself a serious violation of this policy. Acts of retaliation should be reported immediately and will be disciplined appropriately.

V. WAIVER OF THE CODE OF ETHICS AND BUSINESS CONDUCT

It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver of this Code for executive officers or directors may only be granted by the Board of Directors, or appropriate Board committee, and will be promptly disclosed as required by law or stock exchange regulation. Waivers for any other individuals covered by the Code must be approved by the Company’s Audit Committee in consultation with the General Counsel.

VI. GENERAL PROVISIONS

This Code of Conduct replaces all previous similar policies developed by Community First Bankshares concerning the subject matters outlined above. It is intended to supplement and not replace other specific policies, guidelines and procedures governing your employment relationship that may be adopted from time to time by the Company. It is not intended to create an express or implied contract of employment. Employment by the Company is employment at will unless your employment is covered by a specific written employment agreement.

Addendum to Code of Ethics and Business Conduct

For Senior Financial Officers

Preface

Senior Financial Officers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Senior Financial Officers are vested with both the responsibility and authority to protect, balance and preserve the interests of all of the Company stakeholders, including shareholders, clients, employees, vendors and citizens of the communities in which business is conducted. Senior Financial officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

I. Honest and Ethical Conduct

Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

•                  Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the Company itself.

•                  Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.

•                  Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

•                  Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

II. Financial Records and Periodic Reports

Senior Financial Officers will establish and manage the Company transaction and reporting systems and procedures to ensure that:

•                  Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principals (GAAP) and established Company financial policy.

•                  The retention or proper disposal of Company records shall be in accordance with established Company financial policies and applicable legal and regulatory requirements.

•                  Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

III. Compliance with Applicable Laws, Rules and Regulations

Senior Financial Officers will establish and maintain mechanisms to:

•                  Educate members of the finance organization about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.

•                  Monitor the compliance of the finance organization with any applicable federal, state or local statute, regulation or administrative rule.

•                  Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.